                                                                    EXHIBIT 99.1

Press Release
-For Immediate Release-

                       SECURITY CAPITAL INDUSTRIAL TRUST
                                   Announces
         Board Approval of Proposal to Become Internally Managed REIT

     March 24, 1997 -- Security Capital Industrial Trust (SCI) (New York Stock Exchange Symbol: SCN) today announced that its Board of Trustees has unanimously approved an agreement with Security Capital Group Incorporated to exchange Security Capital Group's REIT management and property management companies for $81.9 million of SCI common stock. As a result of the transaction, SCI will become an internally managed real estate investment trust
(REIT) with Security Capital Group continuing as its largest shareholder. Personnel employed by the REIT management and property management companies will become employees of SCI. Based on SCI's 1997 forecast, the transaction will be immediately accretive to SCI's per share Funds from Operations (FFO).

     SCI Co-Chairman K. Dane Brooksher said SCI's management believes the proposed transaction will result in several important benefits for SCI and its shareholders. "We believe the transaction's positive impact on long-term growth in FFO will be significant. As SCI continues to deploy capital, SCI shareholders will receive the incremental benefit of economies of scale. In addition, the transaction will position SCI to pursue possible acquisitions during a period of significant REIT consolidation." Mr. Brooksher added that SCI's management believes the market will view an internally managed structure more favorably, which over time is expected to enhance shareholder value.

      Under the terms of the agreement, SCI will issue $81.9 million of SCI common stock to Security Capital Group in exchange for Security Capital Group's REIT management and property management companies and the SCI National Operating System(TM). The price per SCI common share issued as part of the transaction will be based on the average closing price of SCI's common shares reported by the New York Stock Exchange for the five-day period prior to the SCI shareholder record date for voting on the transaction. SCI and Security Capital Group have agreed that the number of shares issued to Security Capital Group will not exceed a maximum of approximately 4.1 million shares (equivalent to $19.75 per share) or fall below a minimum of approximately 3.3 million shares (equivalent to $24.75 per share).

     SCI will also conduct a concurrent rights offering during the time proxies are solicited from SCI shareholders to allow existing shareholders to maintain their relative ownership interests in SCI. Holders of SCI common shares will have the right to purchase $104 million of SCI common stock at the same price paid by Security Capital Group. However, if the market price when the rights offering commences is less than $19.75 per share, the offering will be conducted at the lower price. The offering will be subject to a maximum price of $24.75 per share.

     As part of the transaction, Security Capital Group will issue warrants to acquire $101 million of Security Capital Group Class B common stock to SCI common and convertible preferred shareholders and unitholders. The warrants are expected to be publicly traded, will have a term of 12 months and will have an exercise price equal to the Class B trading price at the record date established for the warrant distribution. The issuance of the Security Capital Group warrants will occur within 60 days after the closing of the proposed transaction. Security Capital Group expects to file a registration statement with the Securities and Exchange Commission (SEC) covering the Class B shares within the next several weeks and to conduct an initial public offering of its Class B shares in the third quarter of 1997.

     In January, SCI's Board of Trustees formed a special committee of independent trustees to review the proposed transaction. The special committee retained its own counsel and engaged the investment banking firm of Goldman, Sachs & Co. to advise the committee on the fairness of the transaction to SCI and its shareholders other than Security Capital Group. Following receipt of the fairness opinion, the special committee unanimously recommended that the proposed transaction be approved by the full board. The transaction is subject to approval by holders of a majority of SCI's outstanding common shares, receipt of favorable tax opinions and customary closing conditions. The closing of the rights offering and the warrant distribution will be subject to the closing of the agreement between SCI and Security Capital Group. SCI and Security Capital Group will file a combined registration statement and proxy statement relating to the proposed transaction with the SEC. Any securities issued in connection with the rights offering and the warrant distribution will be offered only by means of a prospectus. Management expects a shareholder vote to occur in the third quarter of 1997, and if approved, the transaction and the rights offering are expected to be concluded during the third quarter of 1997.

     The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which SCI operates, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     SCI is the largest publicly held owner and operator of distribution properties in the United States. SCI's primary objective is to achieve long-term, sustainable growth in per share cash flow. SCI expects to achieve this objective through the SCI National Operating System(TM) which is committed to creating shareholder value by providing exceptional customer service. SCI's investment strategy is to acquire generic distribution facilities and develop full-service, master-planned distribution parks in metropolitan areas that demonstrate strong demographic growth and excellent industrial real estate fundamentals. As of February 28, 1997, SCI had distribution properties operating or under development in 36 target markets, totaling 88.99 million square feet.

FOR MORE INFORMATION CONTACT:    K. Scott Canon
                                 (800) 820-0181
                                       or
                                 Gerard de Gunzburg
                                 (212) 838-9292